EXHIBIT 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


November 7, 2003


Jai Woo Lee
Penn Biotech Inc.
16th floor, 543 Granville Street
Vancouver, B.C
V6C 1X8

Dear Sirs:

Re: Penn Biotech Inc.'s Registration Statement on Form F-1

We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" and to the use of our report dated January 31, 2003, March 26, 2003 and November 5, 2003 in the registration statement on Form F-1 and related Prospectus of Penn Biotech Inc. for the registration of shares of its common stock to be sold by selling shareholders and offered for sale by the company.

Yours very truly,

/s/
Pannell Kerr Forster
Chartered Accountants

Vancouver, Canada
November 7, 2003